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                                                                    EXHIBIT 99.1

                           [KINDER MORGAN INC LOGO]


Rick Rainey                                           Irene Twardowski Broussard
Media Relations                                       Investor Relations
(713) 369-9452                                        (713) 369-9490
                                                      www.kindermorgan.com

                   KINDER MORGAN, INC. ANNOUNCES $21.8 MILLION
                        FAVORABLE TRANSCOLORADO DECISION

         HOUSTON, Aug. 26, 2002 - Kinder Morgan, Inc. (NYSE:KMI) today announced that the Garfield County Colorado District Court issued a decision today in the litigation by its subsidiary, KN TransColorado, Inc. (KNTC), against Questar TransColorado, Inc. (QTC). The decision found that the agreement between the parties requiring KNTC to purchase QTC's one half interest in the TransColorado Pipeline was valid and enforceable, but also found that Questar Pipeline Company had failed to install compression as promised. As a result, the Court offset the amount required to be paid by KNTC for QTC's interest by $21.8 million.
         "We are disappointed that we did not achieve the total victory we sought," said Bill Allison, president of KNTC. "Nevertheless, we feel that the finding that Questar Pipeline Company was obligated and failed to provide the necessary support to the project by its refusal to build compression is a significant vindication for KNTC. As presently structured, the decision would require that KNTC purchase QTC's interest for approximately $110 million, including prejudgment interest. Our current estimate of 2002 pretax cash flow for TransColorado is approximately $21 million." Allison added that attorneys were reviewing the seventy-two page opinion to determine whether they would recommend appeal.

This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan's Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.